Exhibit 10.29

December 20, 2011

Paul A. Friedman, M.D.

c/o Incyte Corporation

Experimental Station

Route 141 & Henry Clay Road

Building E336

Wilmington, DE 19880

Dear Paul:

As a result of your commitment to remain employed by Incyte Corporation (“Incyte”) as its President and Chief Executive Officer through the end of 2013, we are pleased to grant you 100,000 restricted stock units (RSUs), with each RSU representing the right to acquire one share of Incyte common stock.  The RSUs will vest 50% on the first anniversary of the date of this letter and the remaining 50% on the second anniversary of the date of this letter, subject in each case to your remaining employed by Incyte through the vesting date.  If your employment is terminated by reason of Death or Disability, other than for Cause, or for Good Reason or Change of Control Good Reason (as such terms are defined in the Employment Agreement dated November 26, 2001 between Incyte and you, as amended), the RSUs shall become 100% vested.

In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to Paula Swain. The other copy of this letter is for your records.

Sincerely,

/s/ Richard U. De Schutter

Richard U. De Schutter
Chairman of the Board

Agreed and accepted as of the date set forth above:

/s/ Paul A. Friedman
Paul A. Friedman, M.D.